Exhibit 10.4

Restricted Stock Unit Award

Under the Fossil, Inc. 2008 Long-Term Incentive Plan

For Non-U.S. Participants

This RESTRICTED STOCK UNIT AWARD (the “Award”), is entered into effect as of the date of the grant (the “Effective Date”)

W I T N E S S E T H:

WHEREAS, the Company has adopted the Fossil, Inc. 2008 Long-Term Incentive Plan (the “Long-Term Incentive Plan”), effective as of the Effective Date (as defined in the Long-Term Incentive Plan), with the objective of advancing the best interests of the Company, its Subsidiaries and its stockholders in order to attract, retain and motivate key employees with additional incentives through the award of Restricted Stock Units; and

WHEREAS, the Long-Term Incentive Plan provides that Eligible Participants of the Company or its Subsidiaries, as determined in the judgment of the Committee, may be granted an Award which may consist of grants of restricted units of common stock, par value $.01 per share (“Common Stock”), of the Company;

NOW, THEREFORE, the Participant identified in the Notice of Grant is hereby awarded Restricted Stock Units in accordance with the following terms:

1.             Grant of Award; Restricted Stock Units.  Subject to the terms and conditions set forth in the Long-Term Incentive Plan, this Award, Appendix A and in the Notice of Grant, the Company hereby grants to the Participant an award of those Restricted Stock Units specified in the Notice of Grant, subject to adjustment from time to time as provided in Articles 12-14 of the Long-Term Incentive Plan. Each Restricted Stock Unit shall consist of the right to receive, upon the Vesting Date, a share of Common Stock for each vested Unit, which shall be electronically registered by the Company in the name of the Participant as promptly as practicable following the Vesting Date.

2.             Vesting.  If the Participant remains continuously employed by the Company or a Subsidiary through each Vesting Date set forth in the Notice of Grant, the Restricted Stock Units shall vest (it being understood that Units shall vest cumulatively) and the Company shall electronically register one share of Common Stock in the Participant’s name for each vested Unit.

Notwithstanding the vesting conditions set forth in the Notice of Grant: (i) the Committee may in its discretion at any time accelerate the vesting of Restricted Stock Units or otherwise waive or amend any conditions of a grant of a Restricted Stock Units; and (ii) all of the Restricted Stock Units shall vest upon a Change in Control of the Company or upon the death of the Participant.

3.             Termination of Employment.  If the Participant’s active employment is terminated by the Participant or by the Company or a Subsidiary (whether or not in breach of local labor laws) before a Vesting Date for any reason other than the Participant’s death, any then unvested Restricted Stock Units shall be forfeited as of such termination and will not be extended by any notice or other period mandated under local law (e.g., active employment does not include a period of “garden leave” or similar period pursuant to local law).

4.             Stock Certificates.  Shares of Common Stock evidencing the conversion of Restricted Stock Units into shares of Common Stock shall be electronically registered in the Participant’s name as of (or as promptly as practicable after) each Vesting Date.  No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, the Participant requests delivery of the certificate or certificates by submitting a written request to the General Counsel requesting deliver of the certificates.  Subject to Section 6 of this Award, the Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request. Upon registration (or issuance) of any shares hereunder,  the Participant may be required to enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws, the Long-Term Incentive Plan or with the Notice of Grant.

5.             Dividends.  The Participants holding Restricted Stock Units shall be entitled to receive dividend equivalent payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock, provided that if any such dividend equivalent payments or distributions are paid in shares of Common Stock, the Fair Market Value of such shares of Common Stock shall be converted into Restricted Stock Units, and further provided that such Restricted Stock Units shall be subject to the same forfeiture restrictions and restrictions on transferability as apply to the Restricted Stock Units with respect to which they relate.

6.             Tax Withholding Obligations.  Regardless of any action the Company or the Participant’s actual employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Participant’s actual employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of Restricted Stock Units, the conversion of the Restricted Stock Units into shares or the receipt of a dividend equivalent payment, the subsequent sale of any shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.

Prior to the issuance of shares upon vesting of Restricted Stock Units, the Participant shall pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all Tax-Related Items withholding obligations of the Company and/or the Employer.  In this regard, the Participant authorizes the Company or the Employer to withhold all applicable Tax-Related Items legally payable by the Participant from the Participant’s wages or other cash compensation payable to the Participant by the Company or the Employer.  Alternatively, or in addition, the Company or the Employer may, in its sole discretion, (a) sell or arrange for the sale of shares of Common Stock (in either case on your behalf and at your direction pursuant to this authorization) to be issued on the vesting of Stock Units to satisfy the Tax-Related Item withholding obligation, and/or (b) withhold in shares, provided that the Company and the Employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount.  If the obligation for Tax-Related Items is satisfied by withholding a number of shares of Common Stock as described herein, the Participant understands that he or she will be deemed to have been issued the full number of shares of Common Stock subject to the converted Restricted Stock Units, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items that are due.  The Participant shall pay to the Company or to the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s receipt of Restricted Stock Units, the vesting of Restricted Stock Units and the issuance of shares of Common Stock that cannot be satisfied by the means previously described.  The Company may refuse to deliver shares to the Participant if the Participant fails to comply with the Participant’s obligation in connection with the Tax-Related Items as described herein.

7.             Nature of Grant.  In accepting the Award, the Participant acknowledges that:

(a)           the Long-Term Incentive Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Long-Term Incentive Plan;

(b)           the Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;

(c)           all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)           The Participant’s participation in the Long-Term Incentive Plan is voluntary;

(e)           Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer, and Restricted Stock Units are outside the scope of the Participant’s employment contract, if any;

(f)            Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g)           neither the Award of Restricted Stock Units nor any provision of this Award Agreement, the Long-Term Incentive Plan or the policies adopted pursuant to the Long-Term Incentive Plan confer upon the Participant any right with respect to employment, and in the event that the Participant is not an employee of the Company, Restricted Stock Units shall not be interpreted to form an employment contract or relationship with the Company;

(h)           the future value of the underlying shares is unknown and cannot be predicted with certainty;

(i)            if the Participant receives shares, the value of such shares acquired on vesting of Restricted Stock Units may increase or decrease in value; and

(j)            no claim or entitlement to compensation or damages arises from termination of Restricted Stock Units, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Restricted Stock Units or shares received upon vesting of Restricted Stock Units resulting from termination of the Participant’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

8.             Data Privacy Notice and Consent.  The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the

Participant’s personal data as described in this Award Agreement by and among, as applicable, the Participant’s employer, the Company, its Subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Long-Term Incentive Plan.

The Participant understands that the Company and the Participant’s employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Long-Term Incentive Plan (“Data”).  The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Long-Term Incentive Plan, that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative.  The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Long-Term Incentive Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon vesting of the Restricted Stock Units may be deposited.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Long-Term Incentive Plan.  the Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.  The Participant understands that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Long-Term Incentive Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

9.             Assignability.  Until the Restricted Stock Units are vested as provided above, they may not be sold, transferred, pledged, assigned, or otherwise alienated other than in accordance with Section 16.7 of the Long-Term Incentive Plan at any time.  Any attempt to do so contrary to the provisions hereof shall be null and void.  No assignment of the Restricted Stock Units herein granted shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such documents and evidence as the Company may deem necessary to establish the validity of the assignment and the acceptance by the assignee or assignees of the terms and conditions hereof.

10.           Rights as Stockholder.  The Participant shall not have voting or any other rights as a stockholder of the Company with respect to the Restricted Stock Units.  Upon settlement of the Restricted Stock Units into shares of Common Stock, the Participant will obtain full voting and other rights as a stockholder of the Company.

11.           Administration.  The Committee shall have the power to interpret the Long-Term Incentive Plan, the Notice of Grant and this Award, and to adopt such rules for the administration, interpretation, and application of the Long-Term Incentive Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, the Company, and all other interested persons.  No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Long-Term Incentive Plan or this Award.

12.           Restrictions and Related Representations. Upon the acquisition of any shares of Common Stock pursuant to the vesting of the Restricted Stock Units granted pursuant hereto, the Participant may be required to enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws, the Long-Term Incentive Plan or with this Award.  In addition, to the extent a certificate or certificates are issued representing any shares, the certificate or certificates will be stamped or otherwise imprinted with a legend in such form as the Company may require with respect to any applicable restrictions on sale or transfer, and the stock transfer records of the Company will reflect stop-transfer instructions, as appropriate, with respect to such shares.

13.           Notices and Electronic Delivery.  Unless otherwise provided herein, any notice or other communication hereunder shall be in writing and shall be given by registered or certified mail unless the Company, in its sole discretion, decides to deliver any documents related to Restricted Stock Units awarded under the Long-Term Incentive Plan or future restricted stock units that may be awarded under the Long-Term Incentive Plan by electronic means or request the Participant’s consent to participate in the Long-Term Incentive Plan by electronic means.  The Participant’s hereby consents to receive such documents by electronic delivery and agrees to participate in the Long-Term Incentive Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.  Any notice given by the Company to the Participant directed to him at his address on file with the Company shall be effective to bind any other person who shall acquire rights hereunder.  The Participant shall be deemed to have familiarized himself with all matters contained herein and in the Long-Term Incentive Plan which may affect any of the Participant’s rights or privileges hereunder.

14.           Scope of Certain Terms.  Whenever the term “Participant” is used herein under circumstances applicable to any other person or persons to whom this Award may be assigned in accordance with the provisions of Section 9 (Assignability) of this Agreement, it shall be deemed to include such person or persons.  The term “Long-Term Incentive Plan” as used herein shall be deemed to include the Long-Term Incentive Plan and any subsequent amendments thereto, together with any administrative interpretations which have been adopted thereunder by the Committee pursuant to Section 3.3 of the Long-Term Incentive Plan. Unless otherwise indicated, defined terms herein shall have the meaning ascribed to them in the Long-Term Incentive Plan.

15.           General Restrictions.  This Award is subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law; (b) the consent or approval of any government regulatory body; or (c) an agreement by the recipient of an Award with respect to the disposition of shares of Common Stock, is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such Award or the issuance, purchase or delivery of shares of Common Stock thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

16.           Adjustments for Changes in Capitalization.  The number of Restricted Stock Units covered by this Award shall be subject to adjustment in accordance with Articles 12-14 of the Long-Term Incentive Plan.

17.           Severability.  If all or any part of this Award or the Long-Term Incentive Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Award or the Long-Term Incentive Plan not declared to be unlawful or invalid.  Any Section of this Award (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.           No Right of Employment. Neither the granting of the Restricted Stock Units, the exercise of any part hereof, nor any provision of the Long-Term Incentive Plan or this Award shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any Subsidiary to employ the Participant for any specified period.

19.           Amendment.  This Award may be amended only by a writing executed by the Company and the Participant which specifically states that it is amending this Award.  Notwithstanding the foregoing, this Award may be amended solely by the Committee by a writing which specifically states that it is amending this Award, so long as a copy of such amendment is delivered to the Participant, and provided that no such amendment adversely affecting the rights of the Participant hereunder may be made without the Participant’s written consent.  Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Participant, the provisions of the Restricted Stock Units or this Award in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Restricted Stock Units which are then subject to restrictions as provided herein.

20.           Precondition of Legality.  Notwithstanding anything to the contrary contained herein, the Participant agrees that the Company will not be obligated to issue any shares pursuant to this Award, if the issuance of such shares would constitute a violation by the Participant or by the Company of any provision of any law or regulation of any governmental authority or any national securities exchange or transaction quotation system.

21.           Incorporation of the Long-Term Incentive Plan. This Award is subject to the Long-Term Incentive Plan, a copy of which has been furnished to the Participant and for which the Participant acknowledges receipt.  The terms and provisions of the Long-Term Incentive Plan are incorporated by reference herein.  In the event of a conflict between any term or provision contained here in and a term or provision of the Long-Term Incentive Plan, the applicable terms and provisions of the Long-Term Incentive Plan shall govern and prevail.

22.           Construction.  The Restricted Stock Units are being issued pursuant to Section 6.6 of the Long-Term Incentive Plan and are subject to the terms of the Long-Term Incentive Plan.  A copy of the Long-Term Incentive Plan has been given to the Participant, and additional copies of the Long-Term Incentive Plan are available upon request during normal business hours at the principal executive offices of the Company.  To the extent that any provision of this Award violates or is inconsistent with an express provision of the Long-Term Incentive Plan, the Long-Term Incentive Plan provision shall govern and any inconsistent provision in this Award shall be of no force or effect.

23.           Language.  If the Participant has received this Award Agreement or any other document related to the Long-Term Incentive Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

24.           Governing Law.  The Restricted Stock Unit grant and the provisions of this Award Agreement are governed by, and subject to, the laws of the State of Delaware, as provided in the Long-Term Incentive Plan.

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